Core-Mark Announces Third Quarter 2019 Financial Results

•	Net Sales Increased 3.5% to $4.4 Billion, Non-Cigarette Sales Increased by 10.3% to $1.5 Billion

•	Gross Profit Increased 5.5% to $246.6 Million

•	Diluted EPS of $0.49, Net Income of $22.5 Million

•	Year-to-Date Net Income Increased 24% to $41.5 Million

•	Adjusted EBITDA of $59.2 Million(1)

•	Dividend Increased by 9% to $0.12 Per Share Quarterly

•	2019 Guidance Updated

WESTLAKE, Texas - November 7, 2019 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2019.

“Our third quarter results reflect continued execution on our strategic priorities,” said Scott E. McPherson, President and Chief Executive Officer. “I am pleased with the company’s ability to grow non-cigarette sales and margins while continuing to achieve meaningful cost leverage, as supported by our year to date results. I am further energized by the 2019 full year outlook and the significant opportunities in 2020 and beyond to continue growing our market share and profitability.”

Third Quarter Results

Net sales increased 3.5% to $4.4 billion compared to $4.3 billion for the same period in 2018. The increase in overall net sales was due primarily to non-cigarette sales growth of 10.3% that reflected a 7.1% increase in sales to existing customers and net market share gains. Non-cigarette sales increased to 34.9% of total net sales for the third quarter of 2019 compared to 32.7% of total net sales for the same period in 2018. Cigarette sales increased 0.2% driven primarily by manufacturer price increases, net market share gains and the impact of one additional selling day, partially offset by a decline in cigarette carton sales.

Gross profit increased 5.5% to $246.6 million compared to $233.8 million for the same period in 2018. The increase in gross profit was driven primarily by an increase in non-cigarette sales to existing customers and net market share gains, partially offset by a decline in cigarette cartons sold. Gross profit in the third quarter of 2019 included $6.1 million in inventory holding gains, compared to $13.3 million for the same period of 2018.  The lower inventory holding gains were due primarily to a shift in the timing and frequency of cigarette manufacturer price increases. Remaining gross profit, a non-GAAP financial measure, increased 8.8% to $247.8 million from $227.7 million.

Gross profit margin increased 11 basis points to 5.58% of total net sales from 5.47% for the same period in 2018. Remaining gross profit margin expanded 27 basis points to 5.60% from 5.33%. The increase in the remaining gross profit margin was driven primarily by a shift in sales mix toward higher margin non-cigarette products, driven in part by the strong growth in alternative nicotine sales, higher margins in the food category and the success of the Company’s strategic pricing initiatives.

______________________________________
Note (1): See below for the “Reconciliation of Net Income to Adjusted EBITDA.”

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$246.6	5.58%	$233.8	5.47%	5.5%
Cigarette inventory holding gains	(0.3)	(0.01)%	(5.9)	(0.14)%
Cigarette tax stamp inventory holding gain	—	—%	(7.4)	(0.17)%
Candy inventory holding gains	(5.8)	(0.14)%	—	—%
LIFO expense	7.3	0.17%	7.2	0.17%
Remaining gross profit (Non-GAAP)	$247.8	5.60%	$227.7	5.33%	8.8%

The Company’s operating expenses increased 6.9% to $212.7 million from $198.9 million for the same period in 2018. The increase in operating expenses was due primarily to higher warehousing and distribution expenses which were impacted by the increase in non-cigarette sales volume and one extra selling day during the third quarter of 2019. Operating expenses as a percentage of remaining gross profit decreased to 85.8% compared to 87.4% for the third quarter of 2018 due primarily to the sales mix shift toward higher margin non-cigarette products and the benefit of the strategic pricing initiatives.

Net income was $22.5 million for the third quarter of 2019 compared to $23.7 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, increased 0.3% to $59.2 million compared to $59.0 million for the third quarter of 2018. Excluding inventory holding gains of $6.1 million in the third quarter of 2019 and $13.3 million in the same quarter last year, Adjusted EBITDA increased by 16.2% due primarily to favorable mix shift toward higher margin non-cigarette products, the success of the strategic pricing initiatives and operating expense leverage.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2019	2018	% Change

Net income	$22.5	$23.7	(5.1)%
Interest expense, net(1)	4.2	3.4
Provision for income taxes	8.1	7.4
Depreciation and amortization	14.9	14.9
LIFO expense	7.3	7.2
Stock-based compensation expense	3.1	2.0
Foreign currency transaction (gains) losses, net	(0.9)	0.4
Adjusted EBITDA (Non-GAAP)	$59.2	$59.0	0.3%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.49 compared to $0.51 for the third quarter of 2018. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.60 compared to $0.63 for the third quarter of 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

First Nine Months of 2019

Net sales for the first nine months of 2019 increased by 1.7% to $12.5 billion compared to $12.3 billion for the same period in 2018 due primarily to an increase in non-cigarette sales of 7.0%. This increase in non-cigarette sales was driven primarily by growth in sales to existing customers and net market share gains, partially offset by the expiration of our distribution agreement with Kum & Go and the transition of certain Rite-Aid stores. Non-cigarette sales increased to 34.6% of total net sales for the first nine months of 2019 compared to 32.9% of total net sales for the same period in 2018. Cigarette sales decreased 0.9% driven primarily by declines in carton sales which were partially offset by manufacturer price increases.

Gross profit increased 6.6% to $693.7 million from $650.5 million for the same period in 2018. The increase in gross profit was driven primarily by incremental non-cigarette sales to existing customers, including strong growth in alternative nicotine products, and net market share gains, partially offset by a decline in cigarette cartons sold. Gross profit for the first nine months of 2019 included $18.7 million in inventory holding gains, compared to $23.9 million for the same period of 2018.  The lower inventory holding gains were due primarily to a shift in the timing and frequency of cigarette manufacturer price increases. Remaining gross profit, a non-GAAP financial measure, increased 7.7% to $696.7 million from $646.6 million.

Gross profit margin increased 25 basis points to 5.54% of total net sales during the first nine months of 2019 from 5.29% for the same period in 2018. Remaining gross profit margin improved by 32 basis points to 5.57% in the first nine months of 2019 from 5.25% for the same period in 2018 driven primarily by a shift in sales mix toward higher margin non-cigarette items, including an increase in sales of higher-margin alternative nicotine products, higher margins in our food and candy categories and the benefit of our strategic pricing initiatives.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$693.7	5.54%	$650.5	5.29%	6.6%
Cigarette inventory holding gains	(12.9)	(0.10)%	(16.5)	(0.13)%
Cigarette tax stamp inventory holding gain	—	—%	(7.4)	(0.07)%
Candy inventory holding gains	(5.8)	(0.05)%	—	—%
LIFO expense	21.7	0.18%	20.0	0.16%
Remaining gross profit (Non-GAAP)	$696.7	5.57%	$646.6	5.25%	7.7%

The Company’s operating expenses for the first nine months of 2019 were $626.0 million compared to $595.7 million for the same period in 2018. Operating expenses as a percentage of remaining gross profit, a non-GAAP measure, improved to 89.9% compared to 92.1% for the first nine months of 2018 due primarily to the shift in sales mix to higher margin non-cigarette products.

Net income for the first nine months of 2019 was $41.5 million compared to $33.4 million for the same period in 2018, a 24.3% increase. Adjusted EBITDA, a non-GAAP financial measure, was $142.4 million compared to $125.7 million for the first nine months of 2018, a 13.3% increase. Excluding inventory holding gains, Adjusted EBITDA increased $21.9 million, or 21.5%, to $123.7 million for the first nine months of 2019 from $101.8 million in the same period last year. The increases in net income and Adjusted EBITDA were due primarily to higher gross profit from a favorable sales mix shift toward higher margin non-cigarette products and operating expense leverage.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2019	2018	% Change

Net income	$41.5	$33.4	24.3%
Interest expense, net(1)	10.8	10.6
Provision for income taxes	15.1	11.3
Depreciation and amortization	45.8	44.5
LIFO expense	21.7	20.0
Stock-based compensation expense	7.2	6.4
Foreign currency transaction losses (gains), net	0.3	(0.5)
Adjusted EBITDA (Non-GAAP)	$142.4	$125.7	13.3%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS was $0.90 for the first nine months of 2019 compared to $0.72 for the same period in 2018. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $1.24 for the first nine months of 2019 compared to $1.04 for the same period in 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Dividend

Core-Mark announced today that its Board of Directors has approved a $0.12 cash dividend per common share, or $0.48 on an annualized basis, representing an increase of 9% from the prior quarterly dividend. The dividend is payable on December 13, 2019 to stockholders of record as of the close of business on November 19, 2019.

Guidance for 2019

The Company is revising its guidance for the full year of 2019. Annual net sales for 2019 are now expected to be between $16.5 billion and $16.7 billion, compared to the previous forecast of $16.8 billion to $17.0 billion. Diluted EPS for the year are estimated to be between $1.14 and $1.19 compared to prior estimates of $1.09 and $1.19. Diluted EPS, excluding LIFO expense, are expected to be between $1.62 to $1.67 compared to prior estimates of $1.50 and $1.60. The Company expects Adjusted EBITDA to be between $185 million and $188 million compared to prior estimates of $176 million to $182 million. The following key assumptions have also been updated: (a) the Company has raised its LIFO expense forecast from $25 million to $30 million, (b) increased its estimated tax rate to 27% from 25% and (c) capital expenditures for 2019 are expected to be approximately $25 million compared to the previous estimate of approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, November 7, 2019 at 8:00 a.m. Central time during which management will review the results of the third quarter of 2019. The call may be accessed by dialing 1-800-588-4973 using the code 49136448. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 43,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2019” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2019 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, tax rates, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is November 7, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$26.0	$27.3
Accounts receivable, net of allowance for doubtful accounts of $13.0 and $8.3 as of September 30, 2019 and December 31, 2018, respectively	428.7	403.5
Other receivables, net	111.2	89.4
Inventories, net	870.0	689.0
Deposits and prepayments	95.7	78.8
Total current assets	1,531.6	1,288.0
Property and equipment, net	239.6	229.0
Operating lease right-of-use assets	208.5	—
Goodwill	72.8	72.8
Other intangible assets, net	46.7	51.1
Other non-current assets, net	30.1	25.2
Total assets	$2,129.3	$1,666.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$274.4	$199.8
Book overdrafts	41.7	49.4
Cigarette and tobacco taxes payable	238.0	297.8
Operating lease liabilities	40.3	—
Accrued liabilities	157.8	134.0
Total current liabilities	752.2	681.0
Long-term debt	535.9	346.2
Deferred income taxes	27.8	27.1
Long-term operating lease liabilities	181.2	—
Other long-term liabilities	5.8	14.6
Claims liabilities	34.8	30.2
Total liabilities	1,537.7	1,099.1
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,700,663 and 52,524,853 shares issued; 45,645,090 and 45,703,705 shares outstanding at September 30, 2019 and December 31, 2018, respectively)	0.5	0.5
Additional paid-in capital	288.3	283.3
Treasury stock at cost (7,055,573 and 6,821,148 shares of common stock at September 30, 2019 and December 31, 2018, respectively)	(98.7)	(90.6)
Retained earnings	407.8	381.6
Accumulated other comprehensive loss	(6.3)	(7.8)
Total stockholders’ equity	591.6	567.0
Total liabilities and stockholders’ equity	$2,129.3	$1,666.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$4,422.6	$4,273.2	$12,515.7	$12,305.6
Cost of goods sold	4,176.0	4,039.4	11,822.0	11,655.1
Gross profit	246.6	233.8	693.7	650.5
Warehousing and distribution expenses	148.6	137.6	426.0	404.2
Selling, general and administrative expenses	61.8	58.8	192.3	183.9
Amortization of intangible assets	2.3	2.5	7.7	7.6
Total operating expenses	212.7	198.9	626.0	595.7
Income from operations	33.9	34.9	67.7	54.8
Interest expense, net	(4.2)	(3.4)	(10.8)	(10.6)
Foreign currency transaction gains (losses), net	0.9	(0.4)	(0.3)	0.5
Income before income taxes	30.6	31.1	56.6	44.7
Provision for income taxes	(8.1)	(7.4)	(15.1)	(11.3)
Net income	$22.5	$23.7	$41.5	$33.4

Basic earnings per common share (1)	$0.49	$0.52	$0.91	$0.72

Diluted earnings per common share (1)	$0.49	$0.51	$0.90	$0.72

Basic weighted-average shares	45.8	45.9	45.8	46.1

Diluted weighted-average shares	46.1	46.2	46.1	46.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net income	$41.5	$33.4
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	21.4	20.5
Amortization of debt issuance costs	0.6	0.6
Stock-based compensation expense	7.2	6.4
Bad debt expense, net	5.4	1.8
Loss on disposals	0.1	0.6
Depreciation and amortization	45.8	44.5
Foreign currency losses (gains), net	0.3	(0.5)
Deferred income taxes	0.5	2.0
Changes in operating assets and liabilities:
Accounts receivable, net	(29.9)	9.9
Other receivables, net	(21.6)	(2.1)
Inventories, net	(199.5)	14.1
Deposits, prepayments and other non-current assets	(22.9)	53.9
Accounts payable	74.2	49.2
Cigarette and tobacco taxes payable	(61.3)	(71.9)
Claims, accrued and other long-term liabilities	27.1	29.7
Net cash (used in) provided by operating activities	(111.1)	192.1
Cash flows from investing activities:
Acquisition of business	(2.5)	(2.5)
Additions to property and equipment, net	(15.3)	(14.9)
Capitalization of software and related development costs	(3.3)	(1.6)
Proceeds from sale of property and equipment, net	0.2	0.1
Net cash used in investing activities	(20.9)	(18.9)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,334.6	1,276.1
Repayments under revolving credit facility	(1,166.6)	(1,414.3)
Payments on finance leases	(3.6)	(2.0)
Dividends paid	(15.2)	(13.9)
Repurchases of common stock	(8.1)	(12.5)
Tax withholdings related to net share settlements of restricted stock units	(2.2)	(1.6)
Decrease in book overdrafts	(7.7)	(9.5)
Net cash provided by (used in) financing activities	131.2	(177.7)
Effects of changes in foreign exchange rates	(0.5)	0.7
Change in cash and cash equivalents	(1.3)	(3.8)
Cash and cash equivalents, beginning of period	27.3	41.6
Cash and cash equivalents, end of period	$26.0	$37.8
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(13.6)	$9.7
Interest	$(9.1)	$(9.2)
Unpaid property and equipment purchases included in accrued liabilities	$—	$0.6
Non-cash transactions between other non-current assets and other long-term liabilities	$4.7	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2019 (a)(b)	2018 (a)(b)	% Change	2019 (a)(b)	2018 (a)(b)	% Change
Net income	$22.5	$23.7	(5.1%)	$41.5	$33.4	24.3%
Diluted shares	46.1	46.2		46.1	46.2
Diluted EPS	$0.49	$0.51	(3.9%)	$0.90	$0.72	25.0%
LIFO expense	0.11	0.12		0.34	0.32
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.60	$0.63	(4.8%)	$1.24	$1.04	19.2%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.01	$0.10		$0.20	$0.27
Cigarette tax stamp inventory holding gain(2)	—	0.12		—	0.12
Candy inventory holding gains(3)	0.09	—		0.09	—
Business expansion and integration costs(4)	—	(0.01)		—	(0.02)
Net OTP tax items(5)	—	(0.01)		—	(0.01)
Headquarters relocation expenses(6)	(0.01)	—		(0.04)	—
Legacy bad debt expense(7)	—	—		(0.03)	—
Legal settlement costs & related fees(8)	—	(0.02)		—	(0.05)
Foreign exchange gains/(losses)(9)	0.01	(0.01)		—	0.01

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share figures above were calculated using a tax rate of 28.7% and 27.7% for the three and nine months ended September 30, 2019, respectively, versus 25.3% and 25.5% for the same periods in 2018.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.3 million and $12.9 million for the three months and nine months ended September 30, 2019, respectively versus $5.9 million and $16.5 million for the three and nine months ended September 30, 2018, respectively.

(2) Cigarette tax stamp inventory holding gain
Cigarette tax stamp inventory holding gain was $7.4 million for each of the three months and nine months ended September 30, 2018.
(3) Candy inventory holding gains
Candy inventory holding gains were $5.8 million for each of the three months and nine months ended September 30, 2019.
(4) Business expansion and integration costs
During the three and nine months ended September 30, 2018, the Company incurred $0.9 million and $1.2 million, respectively, in identifiable business expansion expenses due primarily to integration of acquisitions.

(5) Net OTP tax items
During the three and nine months ended September 30, 2018, the Company recognized excise tax adjustments of $0.7 million.
(6) Headquarters relocation expenses
In connection with the Company's headquarters relocation, the Company recognized expenses of $0.4 million and $2.8 million for the three and nine months ended September 30, 2019, respectively.
(7) Legacy bad debt expense
For the nine months ended September 30, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and were deemed no longer collectable.

(8) Legal settlement costs & related fees
The Company recognized legal settlement costs and related legal fees of $1.3 million and $3.0 million during the three and nine months ended September 30, 2018, respectively.
(9) Foreign exchange gains/(losses)
Foreign exchange gains/(losses) were $0.9 million and ($0.3) million for the three and nine months ended September 30, 2019, respectively versus ($0.4) million and $0.5 million for the three and nine months ended September 30, 2018, respectively.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gross profit	$246.6	$233.8	$693.7	$650.5
Cigarette inventory holding gains	(0.3)	(5.9)	(12.9)	(16.5)
Candy inventory holding gains	(5.8)	—	(5.8)	—
Cigarette tax stamp inventory holding gain	—	(7.4)	—	(7.4)
LIFO expense	7.3	7.2	21.7	20.0
Remaining gross profit (non-GAAP)	$247.8	$227.7	$696.7	$646.6

Warehousing and distribution expenses	$148.6	$137.6	$426.0	$404.2
Selling, general and administrative expenses	61.8	58.8	192.3	183.9
Amortization of intangible assets	2.3	2.5	7.7	7.6
Total operating expenses	$212.7	$198.9	$626.0	$595.7

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	60.0%	60.4%	61.1%	62.5%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	24.9%	25.8%	27.6%	28.4%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	0.9%	1.1%	1.1%	1.2%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	85.8%	87.3%	89.8%	92.1%
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(1)	Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.